Exhibit 99.1

Rexahn Pharmaceuticals Reports Second Quarter 2019 Financial Results and Provides Update on RX-3117 Development

ROCKVILLE, MD – August 7, 2019 - Rexahn Pharmaceuticals, Inc. (NasdaqCM: REXN), a clinical stage biopharmaceutical company developing innovative therapies to improve patient outcomes in cancers that are difficult to treat, today announced financial results for the three and six months ended June 30, 2019 and provided an update on RX-3117 development.

Recent Highlights and RX-3117 Development Updates:

•
Announced a collaboration and license agreement with BioSense Global LLC, a New Jersey- and Suzhou, China-based biopharmaceutical company, to advance the development and commercialization of RX-3117 for pancreatic and other cancers in Greater China. Under the agreement, Rexahn will receive an upfront payment, a portion of which has been paid, and will be eligible to receive up to $126 million in development and regulatory milestones and up to $100 million in commercial milestones for each product containing RX-3117, contingent on achieving commercial goals.

•
As of July 24, 2019, an overall response rate of 23% has been observed in 40 patients that have had at least one scan on treatment in the Phase 2a study of RX-3117 in combination with ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) in patients newly diagnosed with metastatic pancreatic cancer. The Company previously reported in January 2019 an overall response rate of 38% in the first 24 patients who had at least one scan on treatment. Preliminary and unaudited data indicates that the median progression free survival for patients in the study is approximately 5.4 months.  Patients currently active in the study will continue to be treated and final data from the trial is expected to be available in 2020.

•	Transferred its stock exchange listing to the Nasdaq Capital Market from its previous listing on NYSE American.

•	Effected a 1-for-12 reverse stock split of outstanding shares on April 12, 2019.

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As of August 7, 2019, had approximately $15.3 million in cash, cash equivalents, and marketable securities (unaudited). Rexahn expects that its cash, cash equivalents and marketable securities will be sufficient to fund the company’s currently expected cash flow requirements for its activities for at least the next 12 months.

“We are surprised and disappointed with the most recent preliminary data from the ongoing Phase 2a trial of RX-3117 in combination with ABRAXANE in first line metastatic pancreatic cancer patients,” said Douglas J. Swirsky president and chief executive officer of Rexahn. “RX-3117 appears to be well tolerated and we are evaluating development options for RX-3117 in other indications, including through our collaboration with BioSense.  In the near term, we are focused on supporting our collaborations with BioSense and Zhejiang Haichang Biotechnology Co., Ltd. as we evaluate the best path forward for our programs.”

See the discussion below under Important Cautionary Statements regarding our cash balance and the other forward-looking statements in this release.

Q2 2019 Financial Results:

R&D Expenses: Research and development expenses were $1.6 million for the three months ended June 30, 2019, compared to $3.4 million for the three months ended June 30, 2018. Research and development expenses were $3.9 million for the six months ended June 30, 2019, compared to $7.5 million for the six months ended June 30, 2018. The decrease in research and development expenses is primarily attributable to decreases in drug manufacturing and clinical trial costs and a reduction in preclinical programs and headcount.

G&A Expenses: General and administrative expenses were $1.3 million for the three months ended June 30, 2019 compared to $1.6 million for the three months ended June 30, 2018. General and administrative expenses were $3.0 million for the six months ended June 30, 2019 compared to $3.4 million for the six months ended June 30, 2018. The decrease is primarily attributable to a decrease in personnel expenses, offset by increases in professional fees.

Net Loss: Rexahn’s loss from operations was $3.0 million and $5.0 million for the three months ended June 30, 2019 and 2018, respectively. Rexahn's net loss was $2.5 million, or $0.61 per share, for the three months ended June 30, 2019, compared to a net loss of $3.8 million, or $1.45 per share, for the three months ended June 30, 2018.  For the six-month period ended June 30, 2019, Rexahn’s net loss was $4.8 million, or $1.23 per share, compared to a net loss of $5.9 million, or $2.24 per share for the six months ended June 30, 2018.   The net loss for the six months ended June 30, 2019 and 2018 includes unrealized gains on the fair value of warrants of $1.9 million and $4.5 million, respectively. The fair value adjustments are non-cash charges and are primarily a result of changes in stock price between reporting periods.

About Rexahn Pharmaceuticals, Inc.

Rexahn Pharmaceuticals Inc. (NasdaqCM: REXN) is a clinical stage biopharmaceutical company developing innovative therapies to improve patient outcomes in cancers that are difficult to treat. The Company’s mission is to improve the lives of cancer patients by developing next-generation cancer therapies that are designed to maximize efficacy while minimizing the toxicity and side effects traditionally associated with cancer treatment. Rexahn’s product candidates work by targeting and neutralizing specific proteins believed to be involved in the complex biological cascade that leads to cancer cell growth. Preclinical studies show that several of Rexahn’s product candidates may be effective against multiple types of cancer, including drug resistant cancers, and difficult-to-treat cancers and others may augment the effectiveness of current FDA-approved cancer treatments. The Company has a pipeline of oncology product candidates in clinical and preclinical development including RX-3117, RX-5902, and RX-0301. For more information about the Company and its oncology programs, please visit www.rexahn.com.

Important Cautionary Statements

To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future operations and products, the path of clinical trials and development activities (including our current evaluation of the paths for our programs), expected cash flow requirements, the sufficiency of the Company’s cash, cash equivalents, and marketable securities as of August 7, 2019,  and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Additional information and disclosures would be required for a more complete understanding of the Company’s financial position and results of operations as of August 7, 2019. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn’s actual results to be materially different than those expressed in or implied by Rexahn’s forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, our understandings and beliefs regarding the role of certain biological mechanisms and processes in cancer; our drug candidates being in early stages of development, including clinical development; our reliance on third-party collaborators for research and development activities, and their compliance with the terms of our agreements with them; our reliance on contract research organizations and other investigators for certain research and development activities; the ability to initially develop drug candidates for orphan indications to reduce the time-to-market and take advantage of certain incentives provided by the U.S. Food and Drug Administration; the expected  timing of results from our clinical trials; the ability to identify other potential indications for RX-3117 we or others are able or willing to invest in given the pre-clinical and clinical data we have available at this time; and the uncertainty about the paths of our programs and our ability to evaluate and identify a path forward for those programs, particularly given the constraints we have as a small company with limited financial, personnel and other operating resources (including with respect to the allocation of our limited capital and the sufficiency of our capital in the near term for any path we do select). More detailed information on these and additional factors that could affect Rexahn’s actual results are described in Rexahn’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q. All forward-looking statements in this news release speak only as of the date of this news release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media and Investor Contact:
ir@rexahn.com

(Tables to follow)

Rexahn Pharmaceuticals, Inc.
Condensed Statement of Operations
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:	$-	$-	$-	$-

Expenses:
General and administrative	1,340,016	1,568,848	3,035,538	3,396,170
Research and development	1,648,401	3,432,593	3,890,631	7,491,126
Total Expenses	2,988,417	5,001,441	6,926,169	10,887,296

Loss from Operations	(2,988,417)	(5,001,441)	(6,926,169)	(10,887,296)

Other Income (Expense)
Interest income	96,650	67,473	178,035	143,209
Other income	-	-	-	368,750
Unrealized gain on fair value of warrants	427,483	1,095,700	1,940,854	4,462,196
Total Other Income (Expense)	524,133	1,163,173	2,118,889	4,974,155

Net Loss Before Provision for Income Taxes	(2,464,284)	(3,838,268)	(4,807,280)	(5,913,141)
Provision for income taxes	-	-	-	-
Net Loss	$(2,464,284)	$(3,838,268)	$(4,807,280)	$(5,913,141)

Net loss per share, basic and diluted	$(0.61)	$(1.45)	$(1.23)	$(2.24)

Weighted average number of shares outstanding, basic and diluted	4,019,141	2,640,927	3,900,208	2,640,391

Rexahn Pharmaceuticals, Inc.
Selected Balance Sheet Information
(unaudited)

	June 30, 2019	December 31, 2018
Cash, Cash Equivalents and Marketable Securities	$16,260,169	$14,725,821
Working Capital(1)	$13,742,010	$12,747,118
Total Assets	$17,677,234	$16,042,926
Total Liabilities	$4,054,128	$5,480,036
Stockholders’ Equity	$13,623,106	$10,562,890

(1)	Working Capital defined as current assets less current liabilities